Exhibit 10.8

November 16, 2012

PERSONAL & CONFIDENTIAL

HAND DELIVERED

Steven J. Geiser

Dear Steve:

Offer of Employment/Position

I am pleased to offer you the regular, full-time position of Vice President, Finance and Chief Financial Officer at PMC-Sierra (“PMC” or the “Company”) reporting to Greg Lang, President and Chief Executive Officer, starting November 19, 2012. The position is based out of our U.S. headquarters in California but will require travel outside of the United States. Compensation for this position is described further below and includes the separate Change of Control Agreement. As an Executive, your compensation is subject to the approval of PMC-Sierra, Inc.’s Compensation Committee of the Board of Directors (the “Compensation Committee”).

Base Salary

You will receive an annual gross salary of $335,000 USD (your “Base Salary”), which will be paid bi-weekly in accordance with the PMC’s normal payroll procedures.

Short-term Incentive Program

PMC’s Short-term Incentive Program (“STIP”) is a variable pay plan that provides employees the opportunity to earn an incentive award based on the achievement of corporate annual performance targets, individual and departmental goals. Your individual incentive target is 70% of your annual salary. The terms of the program may change from time to time and payouts are assessed on a semi-annual basis. Note that funding of STIP is dependent upon meeting corporate financial targets, departmental goals and individual targets, so if targets are missed, STIP payout may be partial or none at all.

Equity Awards

Subject to the terms of the Company’s equity plan and your stock grant agreement, the Company will recommend that the Compensation Committee grant you: a) an option to purchase 385,000 PMC-Sierra, Inc. common shares at a price per share equal to 100% of the fair market price on the grant date, and b) 128,333 restricted stock units (“RSUs”) that will be exchanged for shares of PMC-Sierra, Inc. common stock according to the applicable vesting period and, at the Company’s discretion, subject to netting to settle withholding tax obligations. No representation is made with regard to the existence or price of these recommended grants or the existence, type, size or value of any future equity awards.

Grants would be submitted to the Compensation Committee after your employment has commenced and pursuant to a predetermined schedule for approval for grant on the first Tuesday of the month for options and the 25th day of the second month of the quarter for RSUs, or the next trading day if the market is closed. (For example, the Company’s next grant dates are November 26 for RSUs and December 4 for options.) The specific vesting terms and other terms and conditions of the equity award are found in the stock option and RSU agreement accompanying notice of the award. Except as otherwise provided by a change of control agreement, termination of your employment for any reason will result in the loss of unvested rights.

Benefits

As a regular, full-time employee you are eligible to participate in PMC’s benefits plan in accordance with its terms and conditions. A description of the benefits plan is enclosed. The administration of the benefits plan is within PMC’s sole discretion and the benefits may be subject to change from time to time. You will be entitled to an annual vacation benefit of four (4) weeks which will be administered in accordance with PMC’s policies.

Immigration

The Federal Immigration Reform and Control Act of 1968 requires that every person hired in the United States provide documentation confirming his or her legal right to work. Upon acceptance of this offer we will introduce you to our immigration specialist to determine any work permit and payroll requirements and, if warranted by the anticipated extent of your business travel, enrollment in our Cross Border program for receipt of professional tax preparation services and to be compensated for any incremental tax liability arising from cross border travel.

First Year Severance Benefit

If on or before the first anniversary of your date of hire, you are terminated by the Company without Cause (defined below), other than the case that you are terminated either because you do not satisfactorily complete a new hire agreement or it is determined by the Company that you have failed to pass a formal background investigation, or you resign due to a Constructive Termination (defined below), the Company will pay you a lump sum severance payment equal to your Base Salary (less taxes and other applicable withholdings) within 30 days following your Separation from Service provided that you execute the Company’s standard form waiver and release of all claims (the “Release”) and such Release becomes effective and enforceable in accordance with its terms following the expiration of any applicable revocation period under federal or state law (but no later than 30 days following your Separation from Service). In addition, if you elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA”) following termination of your employment without Cause, and the Release has become effective and enforceable, then, at the Company’s election, the Company will (a) for a period of 12 months from your Separation from Service, reimburse you for coverage premiums applicable under COBRA (at the coverage levels in effect immediately prior to your Separation from Service) or (b) pay you a lump sum payment on the 60th day following your Separation from Service equal to the cost of 12 months of such COBRA coverage (at the coverage levels in effect immediately prior to your Separation from Service).

Definitions pertaining to this First Year Severance Benefit include:

(i) “Cause” means (A) gross dereliction of duties which continues after at least two notices, each 30 days apart, from the Chief Executive Officer, specifying in reasonable detail the tasks which must be accomplished and a timeline for their accomplishment to avoid termination for Cause, (B) willful and gross misconduct which injures the Company, (C) willful and material violations of laws applicable to the Company, or (D) embezzlement or theft of Company property;

(ii) “Constructive Termination” means Executive’s resignation following the occurrence of any of the following events, without Executive’s approval: (A) a material reduction in Executive’s Base Salary, target bonus or benefits, other than a reduction that is implemented across-the-board to all employees at Executive’s level; (B) a material reduction in Executive’s title, authority or responsibilities; or (C) the requirement that Executive relocate to a place of employment more than 50 miles from the Executive’s primary work location as in effect immediately prior to the Change of Control; provided, however, the Executive must provide written notice to the Company of the existence of a condition described in clause (A), B) or (C) within ninety (90) days of the initial occurrence of the condition, and if within thirty (30) days of the Company’s receipt of such notice (or, if later, Executive’s actual termination of employment) the Company remedies such condition, a Constructive Termination will not be deemed to have occurred; and

(iii) “Separation from Service” means the cessation of your status as an employee of the Company and shall be deemed to occur at such time as the level of the bona fide services you are to perform as an employee (or as a consultant or other independent contractor) permanently decreases to a level that is not more than 20% of the average level of services you rendered as an employee during the immediately preceding 36 months (or such shorter period for which you may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

This offer is intended to comply with, or be exempt from, the requirements of Section 409A of the Code and the Treasury Regulations thereunder. Accordingly, to the extent there is any ambiguity as to whether one or more provisions of this offer would otherwise contravene the applicable requirements or limitations of Section 409A of the Code, then those provisions shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Section 409A of the Code and the Treasury Regulations thereunder. No reimbursement payable to you pursuant to any provision of this offer or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. Notwithstanding any provision to the contrary in this offer, no payments or benefits to which you become entitled under the section of this offer titled Limited Severance Benefit shall be made or paid to you prior to the earlier of (1) the expiration of the 6 month period measured from the date of your Separation from Service or (2) the date of your death, if you are deemed at the time of such Separation from Service a “key employee” within the meaning of that term under Section 416(i) of the Code, and such delayed payment is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code.

Additional Agreements

This offer is conditional upon your executing the Company’s standard form new hire agreement which includes provisions on the at-will nature of your employment, confidentiality and non-disclosure obligations and assignment of inventions to the Company.

The Company will conduct background investigations and/or reference checks on you. Your employment, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

We are looking forward to you joining PMC and to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. This relationship cannot be altered or modified without written authorisation from the Chief Executive Officer. Participation in any stock option or benefit program does not assure continuing employment for any particular period of time.

This letter, along with any agreements, including but not limited to the Company’s new hire, change of control and indemnification agreements and such grant agreements that accompany any future awards, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by an officer and you.

To indicate your acceptance of the Company’s offer, please sign, and date this letter in the space provided below and return it to my attention.

We look forward to your favorable reply and to working with you at PMC.

Yours truly,

PMC-SIERRA, INC.

/s/ Gregory S. Lang

Gregory S. Lang

President and Chief Executive Officer

(Acceptance of Offer on the Following Page)

ACCEPTANCE OF EMPLOYMENT OFFER

I accept this offer of employment on the terms and conditions described herein. I am accepting this offer without reliance on any promise, warranty or representation by any party or any representative of any party other than those expressly contained in this offer letter.

November 16, 2012	/s/ Steven J. Geiser
Date	Signature

Steven J. Geiser

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